UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2024

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OCUL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Pravin U. Dugel, M.D., as President and Chief Executive Officer

On April 14, 2024 (the “Transition Date”), the board of directors of Ocular Therapeutix, Inc. (the “Company”) appointed Pravin U. Dugel, M.D., to serve as President and Chief Executive Officer of the Company. Dr. Dugel will continue to serve as Executive Chairman and as a Class III director of the Company.

Dr. Dugel, age 60, has served as the Company’s Executive Chairman since February 2024. Dr. Dugel previously served as President of IVERIC bio, Inc., a biopharmaceutical company, from May 2021 to October 2023, and as Executive Vice President, Chief Strategy and Business Officer of IVERIC from April 2020 to May 2021. Prior to IVERIC, Dr. Dugel was a managing partner at Retinal Consultants of Arizona from 1994 to 2019. Dr. Dugel serves on the board of Oculis Holding AG, a publicly traded biopharmaceutical company, and previously served on the boards of IVERIC from January 2023 until its acquisition by Astellas and Aerpio Pharmaceuticals, Inc. from March 2017 until its acquisition by Aadi Bioscience, Inc. in August 2021. Dr. Dugel also served as a clinical professor at the USC Eye Institute in the Keck School of Medicine at the University of Southern California and was a founding member of the Spectra Eye Institute in Sun City, Arizona. Dr. Dugel holds a B.A. from Columbia University in Comparative Literature and Molecular Biology and an M.D. from the UCLA School of Medicine, and he completed his residency in ophthalmology at the USC Eye Institute. He completed a medical retina fellowship at the Bascom Palmer Eye Institute and a surgical eye fellowship at the USC Eye Institute.

There is no arrangement or understanding between Dr. Dugel and any other person pursuant to which Dr. Dugel was appointed as the President and Chief Executive Officer of the Company. There are no related party transactions between the Company and Dr. Dugel reportable under Item 404(a) of Regulation S-K and no family relationships between Dr. Dugel and any of the Company’s directors or officers.

Antony C. Mattessich

On the Transition Date, Dr. Dugel succeeded Antony C. Mattessich as the Company’s President and Chief Executive Officer, and Mr. Mattessich resigned from the board of directors of the Company. Mr. Mattessich’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with Mr. Mattessich’s separation from the Company, in accordance with the terms of his employment agreement and subject to his execution of a separation and release of claims agreement, Mr. Mattessich is entitled to receive (i) his base salary for 24 months following his last date of employment (the “Separation Date“); (ii) to the extent allowed by applicable law and the terms of the applicable policies, group health insurance coverage for a period of up to 18 months following the Separation Date; (iii) the acceleration of vesting of his time-based equity awards outstanding as of the Separation Date by 24 months; and (iv) the extension of the period during which he may exercise all of his outstanding option awards from three months to 24 months.

Appointment of Nadia Waheed, M.D. as Chief Medical Officer

On April 16, 2024, the Company announced that Nadia Waheed, M.D., had been appointed to serve as Chief Medical Officer of the Company, effective upon the anticipated commencement of her employment with the Company on May 20, 2024. Effective upon the commencement of Dr. Waheed’s employment, Rabia Gurses Ozden, M.D., will cease to serve as the company’s Chief Medical Officer.

Amendment of 2019 Inducement Stock Incentive Plan

On April 16, 2024, the board of directors amended the Company’s 2019 Inducement Stock Incentive Plan, as amended, to increase the aggregate number of shares issuable thereunder from 3,804,000 to 4,804,000 shares of common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Amendment No. 3 to 2019 Inducement Stock Incentive Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: April 18, 2024	By:	/s/ Donald Notman
Donald Notman
Chief Financial Officer